Exhibit (k)(1)

ADMINISTRATION AGREEMENT

BETWEEN

IDR CORE PROPERTY INDEX FUND LTD

AND

IDR INVESTMENT MANAGEMENT, LLC

This Agreement (“Agreement”) is made as of May 15, 2020 by and between IDR CORE PROPERTY INDEX FUND LTD, a Maryland corporation (the “Fund”), and IDR INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a closed-end management investment fund that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms set forth herein;

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions set forth herein;

WHEREAS, the Administrator will also serve as the Fund’s investment adviser (the “Manager”) pursuant to an Investment Advisory Agreement to be entered into by and between the Fund and the Manager (as amended from time to time, the “Management Agreement”); and

WHEREAS, the Fund bears all costs and expenses incurred in its operation, administration and transactions which are not specifically assumed by the Manager pursuant to the Management Agreement or this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a)	The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement.

(b)	The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below.

(c)	The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare, print and disseminate reports to Stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), as applicable. In addition, the Administrator will assist the Fund in determining and publishing (as necessary or appropriate) the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

(d)	The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(e)	The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in conformity with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to maintain such books and records of the Fund as may be required thereby under the Investment Company Act in a manner substantially similar to Section 2 of this Agreement.

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2.	Maintenance of Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

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4.	Compensation; Allocation of Costs and Expenses

(a)	In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, it being understood and agreed that, except as otherwise provided herein or in the Management Agreement, the Administrator (or the Manager, if not the Administrator) shall be solely responsible for the compensation of its investment professionals and its allocable portion of the compensation of any personnel that provide it operational or administrative services, as well as the allocable portion of overhead expenses (including rent, office equipment and utilities) attributable thereto. The Fund shall bear all other fees, costs and expenses that are incurred in connection with its operation, administration and transactions and that are not specifically assumed by the Administrator (or the Manager, if not the Administrator) pursuant to the Management Agreement or the Administrator pursuant to this Agreement. Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: (a) the costs and expenses associated with the Fund’s organization and any offerings; (b) the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services; (c) the cost of effecting sales and repurchases of the Fund’s shares and other securities; (d) interest payable on debt, if any, to finance the Fund’s investments; (e) interest payable on debt, if any, to finance the Fund’s investments; (f) a management fee (the “Management Fee”) payable pursuant to the Management Agreement; (g) fees payable to third parties relating to, or associated with, making investments, including legal fees and expenses and fees and expenses associated with performing due diligence reviews of prospective investments and advisory fees as well as expenses associated with such activities; (h) the costs associated with protecting the Fund’s interests in its investments, including legal fees; (j) transfer agent and custodial fees; (k) fees and expenses associated with marketing and investor relations efforts (including attendance at investment conferences and similar events); (l) federal and state registration fees; (m) any exchange listing fees; (n) federal, state, local and foreign taxes; (o) fees and expenses (including travel and other costs associated with the performance of responsibilities) for the members of the Board whom are not “interested persons” of the Fund or the Manager as defined in Section 2(a)(19) of the Investment Company Act (the “Independent Directors”); (p) brokerage commissions; (q) costs of proxy statements, stockholders’ reports and notices; and (r) costs of preparing government filings, including periodic and current reports with the SEC; (s) fidelity bond, liability insurance and other insurance premiums; (t) direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; (u) fees and expenses associated with independent audits and outside legal costs; (v) costs associated with the Fund’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws; (w) all other fees and expenses payable to third parties retained by the Manager to provide administrative services to the Fund on its behalf pursuant to the Administration Agreement, including but not limited to any sub-administrators or compliance providers; and (x) all other expenses incurred by the either the Fund or the Manager in connection with administering the Fund’s business, including payments made under the Administration Agreement based upon the Fund’s allocable portion of overhead and other expenses incurred by the Manager in performing its obligations to the Fund under the Administration Agreement, including rent, the fees and expenses associated with performing administrative functions, and the Fund’s allocable portion of the costs of compensation, benefits and related expenses of its Chief Financial Officer, Chief Compliance Officer, and any administrative support staff, including accounting personnel.

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5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act and to the extent applicable to the services provided by the Administrator hereunder concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator of the Fund. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others.  It is understood that directors, officers, employees and Stockholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as Stockholders or otherwise.

7.	Duration and Termination of this Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s directors or by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

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(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9.	Amendments

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

IDR CORE PROPERTY INDEX FUND LTD

By:	/s/ Gary A. Zdolshek
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President

IDR INVESTMENT MANAGEMENT, LLC

By:	/s/ Gary A. Zdolshek
Name: Gary A. Zdolshek
Title: Chief Executive Officer and President

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